                AGREEMENT AND PLAN OF MERGER

                       by and between

               MERCANTILE BANCORPORATION INC.

                            and

                    FIRSTAR CORPORATION



                 DATED AS OF APRIL 30, 1999

                              TABLE OF CONTENTS
                              -----------------

                                                                              Page
                                                                              ----
                        AGREEMENT AND PLAN OF MERGER


                                  ARTICLE I

                                 THE MERGER
1.1   The Merger                                                                2
1.2   Effective Time                                                            2
1.3   Effects of the Merger                                                     2
1.4   Conversion of Mercantile Common Stock                                     2
1.5   Firstar Capital Stock                                                     4
1.6   Options                                                                   4
1.7   Certificate of Incorporation                                              5
1.8   By-Laws                                                                   5
1.9   Tax and Accounting Consequences                                           5
1.10  Board of Directors; Management                                            5
1.11  Headquarters of Surviving Corporation                                     6

                                 ARTICLE II

                             EXCHANGE OF SHARES

2.1   Firstar to Make Shares Available                                          6
2.2   Exchange of Shares                                                        6

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF FIRSTAR

3.1   Corporate Organization                                                    8
3.2   Capitalization                                                            9
3.3   Authority; No Violation                                                  10
3.4   Consents and Approvals                                                   11
3.5   Reports                                                                  11
3.6   Financial Statements                                                     12
3.7   Broker's Fees                                                            12
3.8   Absence of Certain Changes or Events                                     12
3.9   Legal Proceedings                                                        13
3.10  Taxes and Tax Returns                                                    13
3.11  Employee Benefit Plans                                                   14
3.12  SEC Reports                                                              16
3.13  Compliance with Applicable Law                                           16


                                    -i-

3.14  Certain Contracts                                                        17
3.15  Agreements with Regulatory Agencies                                      17
3.16  Interest Rate Risk Management Instruments                                18
3.17  Undisclosed Liabilities                                                  18
3.18  Insurance                                                                18
3.19  Environmental Liability                                                  18
3.20  Charter Provisions; State Takeover Laws; Firstar Rights Agreement        19
3.21  Year 2000                                                                19
3.22  Reorganization; Pooling of Interests                                     19

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF MERCANTILE

4.1   Corporate Organization                                                   20
4.2   Capitalization                                                           20
4.3   Authority; No Violation                                                  21
4.4   Consents and Approvals                                                   22
4.5   Reports                                                                  23
4.6   Financial Statements                                                     23
4.7   Broker's Fees                                                            24
4.8   Absence of Certain Changes or Events                                     24
4.9   Legal Proceedings                                                        24
4.10  Taxes and Tax Returns                                                    25
4.11  Employee Benefit Plans                                                   26
4.12  SEC Reports                                                              27
4.13  Compliance with Applicable Law                                           28
4.14  Certain Contracts                                                        28
4.15  Agreements with Regulatory Agencies                                      29
4.16  Interest Rate Risk Management Instruments                                29
4.17  Undisclosed Liabilities                                                  29
4.18  Insurance                                                                30
4.19  Environmental Liability                                                  30
4.20  Charter Provisions; State Takeover Laws; Mercantile Rights Agreement     30
4.21  Year 2000                                                                31
4.22  Reorganization; Pooling of Interests                                     31

                                  ARTICLE V

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Conduct of Businesses Prior to the Effective Time                        31
5.2   Forbearances                                                             31

                                    -ii-

                                 ARTICLE VI

                            ADDITIONAL AGREEMENTS

6.1   Regulatory Matters                                                       34
6.2   Access to Information                                                    35
6.3   Shareholders' Approvals                                                  36
6.4   Legal Conditions to Merger                                               36
6.5   Affiliates; Publication of Combined Financial Results                    37
6.6   Stock Exchange Listing                                                   37
6.7   Employee Benefit Plans                                                   37
6.8   Indemnification; Directors' and Officers' Insurance                      38
6.9   Additional Agreements                                                    39
6.10  Advice of Changes                                                        39
6.11  Dividends                                                                39
6.12  Exemption from Liability Under Section 16(b)                             40

                                 ARTICLE VII

                            CONDITIONS PRECEDENT

7.1   Conditions to Each Party's Obligation to Effect the Merger               40
7.2   Conditions to Obligations of Mercantile                                  41
7.3   Conditions to Obligations of Firstar                                     42

                                ARTICLE VIII

                          TERMINATION AND AMENDMENT

8.1   Termination                                                              43
8.2   Effect of Termination                                                    43
8.3   Amendment                                                                44
8.4   Extension; Waiver                                                        44

                                 ARTICLE IX

                             GENERAL PROVISIONS

9.1   Closing                                                                  45
9.2   Nonsurvival of Representations, Warranties and Agreements                45
9.3   Expenses                                                                 45
9.4   Notices                                                                  45
9.5   Interpretation                                                           46
9.6   Counterparts                                                             46
9.7   Entire Agreement                                                         46
9.8   Governing Law                                                            46


                                    -iii-

9.9   Publicity                                                                46
9.10  Assignment; Third Party Beneficiaries                                    47
9.11  Certain Agreements of the Surviving Corporation                          47

Exhibit A - Mercantile Option Agreement
Exhibit B - Firstar Option Agreement
Exhibit 6.5(a)(1) - Form of Affiliate Letter Addressed to Firstar
Exhibit 6.5(a)(2) - Form of Affiliate Letter Addressed to Mercantile

                        INDEX OF DEFINED TERMS

                                       Section                  Page No.
                                       -------                  --------
Agreement                              Recitals                     1
BHC Act                                3.1(a)                       8
CERCLA                                 3.19                        17
Certificate                            1.4(b)                       3
Closing                                9.1                         41
Closing Date                           9.1                         41
Code                                   1.6(b)                       4
Confidentiality Agreement              6.2(b)                      33
Derivative Instruments                 3.16                        16
Dissenting Shares                      1.4(d)                       3
DPC Shares                             1.4(a)                       2
DRIP Suspension Date                   4.2(a)                      19
Effective Time                         1.2                          2
ERISA                                  3.11(a)                     13
Exchange Act                           3.6                         11
Exchange Agent                         2.1                          5
Exchange Fund                          2.1                          5
Exchange Ratio                         1.4(a)                       2
Federal Reserve Board                  3.4                         10
Firstar                                Recitals                     1
Firstar 10-K                           3.6                         11
Firstar Articles                       1.7                          4
Firstar Benefit Plans                  3.11(a)                     13
Firstar Capital Stock                  3.2(a)                       8
Firstar Common Stock                   1.4(a)                       2
Firstar Contract                       3.14(a)                     16
Firstar Disclosure Schedule            3                            7
Firstar DRIP                           3.2(a)                       8
Firstar ERISA Affiliate                3.11(a)                     13
Firstar Option Agreement               Recitals                     1
Firstar Preferred Stock                3.2(a)                       8
Firstar Regulatory Agreement           3.15                        16
Firstar Reports                        3.12(a)                     15
Firstar Rights                         3.2(a)                       8
Firstar Rights Agreement               1.4(a)                       3
Firstar Shareholder Rights             1.4(a)                       3
Firstar Stock Plans                    3.2(a)                       8
GAAP                                   1.9                          5
Governmental Entity                    3.4                         10
Indemnified Parties                    6.8(a)                      35


                                    -v-

                                       Section                  Page No.
                                       -------                  --------
IRS                                    3.10(a)                     12
Joint Proxy Statement                  3.4                         10
Liens                                  3.2(b)                       9
Material Adverse Effect                3.1(a)                       8
MBCL                                   1.1(a)                       1
Merger                                 Recitals                     1
Merger Consideration                   1.1(b)                       2
Missouri Articles                      1.2                          2
Missouri Secretary                     1.2                          2
Mercantile                             Recitals                     1
Mercantile 10-K                        4.6                         21
Mercantile Articles                    4.1(a)                      18
Mercantile Benefit Plans               4.11(a)                     24
Mercantile Capital Stock               4.2(a)                      19
Mercantile Common Stock                1.4(a)                       2
Mercantile Contract                    4.14(a)                     26
Mercantile Disclosure Schedule         4                           18
Mercantile Employees                   6.7(a)                      35
Mercantile DRIP                        4.2(a)                      19
Mercantile ERISA Affiliate             4.11(a)                     24
Mercantile Insiders                    6.12                        37
Mercantile Option Agreement            Recitals                     1
Mercantile Preferred Stock             4.2(a)                      19
Mercantile Regulatory Agreement        4.15                        27
Mercantile Reports                     4.12(a)                     25
Mercantile Rights                      4.2(a)                      19
Mercantile Rights Agreement            1.4(a)                       3
Mercantile Shareholder Rights          1.4(a)                       3
Mercantile Stock Plans                 4.2(a)                      19
New Benefit Plans                      6.7(a)                      35
Non-Subsidiary Affiliate               3.2(b)                       9
NYSE                                   2.2(e)                       7
OCC                                    3.5                         10
Option Agreements                      Recitals                     1
Regulatory Agencies                    3.5                         10
Requisite Regulatory Approvals         7.1(c)                      37
S-4                                    3.4                         10
SEC                                    3.4                         10
Section 16 Information                 6.12                        37
Securities Act                         3.12(a)                     15
SRO                                    3.4                         10
State Approvals                        3.4                         10
State Regulator                        3.5                         10


                                    -vi-

                                       Section                  Page No.
                                       -------                  --------
Subsidiary                             3.1(a)                       8
Surviving Corporation                  Recitals                     1
Tax                                    3.10(b)                     13
Taxes                                  3.10(b)                     13
Trust Account Shares                   1.4(a)                       2
WBCL                                   1.1(a)                       1
Wisconsin Articles                     1.2                          2
Wisconsin Department                   1.2                          2
Year 2000 Issues                       3.21                        18


                    AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 30, 1999 (this "Agreement"), by and between FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), and MERCANTILE BANCORPORATION INC., a Missouri corporation ("Mercantile").

                       W I T N E S S E T H :
                       - - - - - - - - - -

     WHEREAS, the Boards of Directors of each of Firstar and Mercantile have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein in which Mercantile will, subject to the terms and conditions set forth herein, merge with and into Firstar (the "Merger"), so that Firstar is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

     WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Firstar Option Agreement, Mercantile and Firstar are entering into a stock option agreement with Mercantile as issuer, and Firstar as grantee, of the stock option contemplated thereby (the "Mercantile Option Agreement") in the form attached hereto as Exhibit A; and

     WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Mercantile Option Agreement, Mercantile and Firstar are entering into a Firstar stock option agreement with Firstar as issuer, and Mercantile as grantee, of the stock option contemplated thereby (the "Firstar Option Agreement"; and together with the Mercantile Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE I

                             THE MERGER

     1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with Business Corporation Law of the State of Wisconsin (the "WBCL") and the General and Business Corporation Law of the State of Missouri (the "MBCL"), at the Effective Time, Mercantile shall merge with and into Firstar. Firstar shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of

Wisconsin. Upon consummation of the Merger, the separate corporate existence of Mercantile shall terminate.

          (b)  Firstar and Mercantile may, upon mutual agreement, at any time change the method of effecting the combination of Mercantile and Firstar (including without limitation the provisions of this Article
I) if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of either party with a wholly-owned subsidiary of the other; provided, however, that no
                                      --------  -------
such change shall (A) alter or change the amount of consideration to be provided to holders of Mercantile Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of shareholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Effective Time. The Merger shall become effective as set forth in articles of merger (the "Wisconsin Articles") that shall be filed with the Wisconsin Department of Financial Institutions (the "Wisconsin Department"), and in the articles of merger (the "Missouri Articles") that shall be filed with the Secretary of State of the State of Missouri (the "Missouri Secretary"), in each case on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Wisconsin Articles and the Missouri Articles.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCL and the MBCL.

     1.4 Conversion of Mercantile Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Mercantile, Firstar or the holder of any of the following securities:

     (a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Mercantile (together with the Mercantile Shareholder Right attached thereto, the "Mercantile Common Stock") issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares (as defined herein) and shares of Mercantile Common Stock owned, directly or indirectly, by Mercantile or Firstar or any of their respective wholly-owned Subsidiaries (other than (A) shares of Mercantile Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by Mercantile or Firstar, as the case may be, being referred to herein as "Trust Account Shares") and (B) any shares of Mercantile Common Stock held by Mercantile or Firstar or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Mercantile Common Stock, and shares of Firstar Common Stock that are similarly held, whether held directly or indirectly by Mercantile or Firstar, being referred to herein as "DPC Shares")) shall be converted into the right to receive 2.091 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Firstar (together with the Firstar Shareholder Rights attached thereto, the "Firstar Common Stock"), together with the same number of Firstar Shareholder Rights attached thereto.

     As used herein, (i) "Mercantile Shareholder Rights" shall mean the preferred share purchase rights issued to the holders of Mercantile Common Stock pursuant to the Rights Agreement, dated as of May 20, 1998 (as such may be amended, supplemented, restated or replaced from time to time), between Mercantile and Harris Trust and Savings Bank (the "Mercantile Rights Agreement"), and (ii) "Firstar Shareholder Rights" shall mean the preferred share purchase rights issued to the holders Firstar Common Stock pursuant to the Rights Agreement, dated as of November 20, 1998 (as such may be amended, supplemented, restated or replaced from time to time), between Firstar and Firstar Bank Milwaukee, N.A. (the "Firstar Rights Agreement").

     (b) All of the shares of Mercantile Common Stock converted into the right to receive Firstar Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Mercantile Common Stock (each a "Certificate") shall thereafter represent only the right to receive
(i) a certificate representing the number of whole shares of Firstar Common Stock and (ii) cash in lieu of fractional shares into which the shares of Mercantile Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Mercantile Common Stock shall be exchanged for certificates representing whole shares of Firstar Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time and as permitted by this Agreement, the outstanding shares of Firstar Common Stock or Mercantile Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     (c) At the Effective Time, all shares of Mercantile Common Stock that are owned, directly or indirectly, by Mercantile or Firstar or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no capital stock of Firstar or other consideration shall be delivered in exchange therefor. All shares of Firstar Common Stock that are owned by Mercantile or any of its wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall as of the Effective Time become authorized but unissued shares of Firstar Common Stock.

     (d) Notwithstanding anything in this Agreement to the contrary, shares of Mercantile Common Stock that are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights shall have been properly demanded in accordance with Section 455 of the MBCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Firstar Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 455 of the MBCL; provided, however,
                                                --------  -------
that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares, or (ii) if any holder fails to establish such holder's entitlement to dis-senters' rights as provided in Section 455 of the MBCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Mercantile Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Firstar Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in Section 1.4(a) and Article II hereof.

     1.5  Firstar Capital Stock.  Except as otherwise provided in
Section 1.4(c), at and after the Effective Time, each share of Firstar capital stock (including Firstar Common Stock) issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

     1.6 Options. (a) At the Effective Time, each option granted by Mercantile to purchase shares of Mercantile Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Mercantile Common Stock and shall be converted automatically into an option to purchase shares of Firstar Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Mercantile Stock Plans and the agreements evidencing grants thereunder):

          (i) The number of shares of Firstar Common Stock to be subject to the new option shall be equal to the product of the number of shares of Mercantile Common Stock subject to the original option and the Exchange Ratio, provided that any
                                             --------
     fractional shares of Firstar Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (ii) The exercise price per share of Firstar Common Stock under the new option shall be equal to the exercise price per share of Mercantile Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall
                            --------
     be rounded to the nearest whole cent.

     (b) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Mercantile shall be deemed to be references to Firstar.

     1.7 Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Firstar, as the same may be amended as permitted hereby at the Effective Time (the "Firstar Articles"), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that the first sentence of
Section 1 of Article III thereof shall state in its entirety:

          (1) The number of shares which the Corporation shall have authority to issue is 1,610,000,000, divided into the following classes:

               (a) 1,600,000,000 shares of the par value of $.01 each, designated as "Common Stock"; and

               (b) 10,000,000 shares of the par value of $1.00 each, designated as "Preferred Stock".

     1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of Firstar shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 Tax and Accounting Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

     1.10 Board of Directors; Management. The directors and officers of Firstar immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation of the Surviving
Corporation until their respective successors are duly elected or appointed and qualified.

     1.11 Headquarters of Surviving Corporation. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of Firstar as of the date of this Agreement.

                             ARTICLE II

                         EXCHANGE OF SHARES

     2.1 Firstar to Make Shares Available. At or prior to the Effective Time, Firstar shall deposit, or shall cause to be deposited, with Firstar Bank Milwaukee, N.A., or another bank or trust company reasonably acceptable to each of Mercantile and Firstar (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Firstar Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Firstar Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Mercantile Common Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Firstar Common Stock and any cash in lieu of fractional shares into which the shares of Mercantile Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Firstar Common Stock to which such holder of Mercantile Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

     (b) No dividends or other distributions declared with respect to Firstar Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Firstar Common Stock represented by such Certificate.

     (c)  If any certificate representing shares of Firstar Common
Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Firstar Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Mercantile of the shares of Mercantile Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Firstar Common Stock as provided in this Article II.

     (e)  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Firstar Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Firstar Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Firstar. In lieu of the issuance of any such fractional share, Firstar shall pay to each former shareholder of Mercantile who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the closing-sale price of Firstar Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by The Wall Street Journal for the trading day
                       -----------------------
immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Firstar Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

     (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Mercantile for 12 months after the Effective Time shall be paid to Firstar. Any former shareholders of Mercantile who have not theretofore complied with this Article II shall thereafter look only to Firstar for payment of the shares of Firstar Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Firstar Common Stock deliverable in respect of each share of Mercantile Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Mercantile, Firstar, the Exchange Agent or any other person shall be liable to any former holder of shares of Mercantile Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Firstar, the posting by such person of a bond in such amount as Firstar may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Firstar Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                            ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF FIRSTAR

     Except as disclosed in the Firstar disclosure schedule delivered to Mercantile concurrently herewith (the "Firstar Disclosure Schedule") Firstar hereby represents and warrants to Mercantile as follows:

     3.1 Corporate Organization. (a) Firstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Firstar has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Mercantile, Firstar or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary", when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes. Firstar is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

     (b) Each Firstar Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Firstar and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     3.2 Capitalization. (a) The authorized capital stock of Firstar consists of (i) 800,000,000 shares of Firstar Common Stock, of which, as of March 31, 1999, 661,214,244 shares were issued and outstanding and 2,887,734 shares were held in treasury, (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (the "Firstar Preferred Stock" and, together with the Firstar Common Stock, the "Firstar Capital Stock"), of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of Firstar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of (i) the Firstar Option Agreement, (ii) options and stock issued pursuant to employee and director stock plans of Firstar in effect as of the date hereof (the "Firstar Stock Plans") and (iii) the Firstar Rights Agreement, Firstar does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Firstar Capital Stock or any other equity securities of Firstar or any securities representing the right to purchase or otherwise receive any shares of Firstar Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "Firstar Rights"). As of March 31, 1999, no shares of Firstar Capital Stock were reserved for issuance, except for 65,460,211 shares of Firstar Common Stock reserved for issuance upon exercise of the Firstar Option Agreement, no shares of Firstar Common Stock reserved for issuance in connection with the Firstar Dividend Reinvestment Plan (the "Firstar DRIP"), 25,897,722 shares of Firstar Common Stock reserved for issuance upon the exercise of stock options pursuant to the Firstar Stock Plans and 2,300,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the Firstar Rights Agreement. Since March 31, 1999, Firstar has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as would be permitted by Section 5.2 hereof and pursuant to the Firstar Option Agreement.

     (b) Firstar owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Firstar Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Firstar Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Firstar Disclosure Schedule sets forth a list of the material investments of Firstar in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each, a "Non-Subsidiary Affiliate").

     3.3 Authority; No Violation. (a) Firstar has full corporate power and authority to execute and deliver this Agreement and each of the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Firstar. The Board of Directors of Firstar has directed that this Agreement and the transactions contemplated hereby be submitted to Firstar's shareholders for approval at a meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Firstar Common Stock entitled to vote thereon, no corporate proceedings on the part of Firstar are necessary to approve this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Option Agreements have been duly and validly executed and delivered by Firstar and (assuming due authorization, execution and delivery by Mercantile) constitute valid and binding obligations of Firstar, enforceable against Firstar in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b) Neither the execution and delivery of this Agreement and the Option Agreements by Firstar nor the consummation by Firstar of the transactions contemplated hereby or thereby, nor compliance by Firstar with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Firstar Articles or By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Firstar, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Firstar, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, inden-ture, deed of trust, license, lease, agreement or other instrument or obligation to which Firstar, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Mercantile's and Firstar's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Wisconsin Articles with the Wisconsin Department pursuant to the WBCL, (v) the filing of the Missouri Articles with the Missouri Secretary pursuant to the MBCL, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Firstar Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Firstar of this Agreement and the Option Agreements and (B) the consummation by Firstar of the transactions contemplated hereby and thereby.

     3.5 Reports. Firstar and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"), (iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC and (vi) any SRO (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Firstar and its Subsidiaries, no

Regulatory Agency has initiated any proceeding or, to the best knowledge of Firstar, investigation into the business or operations of Firstar or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Firstar or any of its Subsidiaries that, in the reasonable judgment of Firstar, will, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

     3.6 Financial Statements. The consolidated balance sheets of Firstar and its Subsidiaries as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, are reported in Firstar's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Firstar 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Firstar. The December 31, 1998 consolidated balance sheet of Firstar (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Firstar and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Firstar and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Firstar and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees. Except for Credit Suisse First Boston Corporation, none of Firstar nor any Firstar Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

     3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Firstar Reports filed prior to the date hereof, since December 31, 1998, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Firstar.

     (b) Except as publicly disclosed in Firstar Reports filed prior to the date hereof, since December 31, 1998, Firstar and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

     (c)  Since December 31, 1998, neither Firstar nor any of its
Subsidiaries has suffered any strike, work stoppage, slowdown, or other labor disturbance that will, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

     3.9 Legal Proceedings. (a) Neither Firstar nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Firstar's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Firstar or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Firstar Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Firstar, any of its Subsidiaries or the assets of Firstar or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Firstar or the Surviving Corporation.

     3.10 Taxes and Tax Returns. (a) Each of Firstar and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. The federal and material state income tax returns of Firstar and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or the relevant state taxing authorities, as the case may be, for all years to and including 1993 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination has been reserved against in accordance with GAAP. To the best of Firstar's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Firstar or any of its Subsidiaries for which Firstar has not established reserves in accordance with GAAP. In addition, (A) proper and accurate amounts have been withheld by Firstar and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar, (B) federal, state, and local returns that are accurate and complete in all material respects have been filed by Firstar and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or provision therefor has been included by Firstar in its consolidated financial statements in accordance with GAAP, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar and (D) there are no Tax liens upon any property or assets of Firstar or its Subsidiaries except liens for current Taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. Neither Firstar nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by Firstar or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Firstar. Except as set forth in the financial statements described in Section 3.6 (including the related notes, where applicable), neither Firstar nor any of its Subsidiaries has entered into a transaction that is being accounted for as an installment obligation under Section 453 of the Code, that will have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales,
              -- -------
transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (c) No deduction has been disallowed under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Firstar or any Subsidiary of Firstar under any contract, plan, program, arrangement or understanding.

     3.11 Employee Benefit Plans.  (a)  The Firstar Disclosure
Schedule sets forth a true and complete list of each material employee or director benefit, employment or compensation plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Firstar Benefit Plans") by Firstar, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Firstar ERISA Affiliate"), all of which together with Firstar would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Firstar has heretofore made available to Mercantile true and complete copies of each of the Firstar Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Firstar Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Firstar Benefit Plan.

     (c) (i) Each of the Firstar Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Firstar Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Firstar, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Firstar Benefit Plan, (iii) with respect to each Firstar Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Firstar Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Firstar Benefit Plan's actuary with respect to such Firstar Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such Firstar Benefit Plan allocable to such accrued benefits, (iv) no Firstar Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Firstar or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Firstar or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Firstar, its Subsidiaries or any Firstar ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Firstar, its Subsidiaries or any Firstar ERISA Affiliate of incurring a material liability thereunder, (vi) no Firstar Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Firstar or its Subsidiaries as of the Effective Time with respect to each Firstar Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Firstar, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Firstar, its Subsidiaries or any Firstar Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Firstar there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Firstar Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

     (d) Neither the execution and delivery of this Agreement nor the shareholder approval or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event)
(i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Firstar or any of its affiliates from Firstar or any of its affiliates under any Firstar Benefit Plan or otherwise, (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any Firstar Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     3.12 SEC Reports. No (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Firstar with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Firstar Reports") and prior to the date hereof or (b) communication mailed by Firstar to its shareholders since January 1, 1997 and prior to the date hereof, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Firstar Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Compliance with Applicable Law. (a) Firstar and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Firstar or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

          (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Firstar, Firstar and each Firstar Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Firstar, any Firstar Subsidiary, or any director, officer or employee of Firstar or of any Firstar Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Firstar, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.14 Certain Contracts. (a) Neither Firstar nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Firstar Reports, (iii) that materially restricts the conduct of any line of business by Firstar or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage or (iv) with or to a labor union or guild (including any collective bargaining agreement). Firstar has previously made available to Mercantile true and correct copies of all employment and deferred compensation agreements that are in writing and to which Firstar is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) and in Section 3.11(a), whether or not set forth in the Firstar Disclosure Schedule, is referred to herein as a "Firstar Contract", and neither Firstar nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that, either individually or in the aggregate, will have a Material Adverse Effect on Firstar.

     (b) (i) Each Firstar Contract is valid and binding on Firstar or any of its Subsidiaries, as applicable, and in full force and effect,
(ii) Firstar and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Firstar Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Firstar or any of its Subsidiaries under any such Firstar Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar.

     3.15 Agreements with Regulatory Agencies. Neither Firstar nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Firstar Disclosure Schedule, a "Firstar Regulatory Agreement"), nor has Firstar or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

     3.16 Interest Rate Risk Management Instruments. All derivative instruments, as such term is used in Statement of Financial Accounting Standards No. 133 (including, without limitation, interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements) ("Derivative Instruments"), to which Firstar or any of its Subsidiaries is a party, whether entered into for the account of Firstar or for the account of a customer of Firstar or one of its Subsidiaries, were entered into in the ordinary course of business and, to Firstar's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Firstar or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Firstar and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Firstar's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Firstar included in the Firstar December 31, 1998 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither Firstar nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Firstar.

     3.18 Insurance. Firstar and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, that in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Firstar and its Subsidiaries.

     3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Firstar of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Firstar, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Firstar. To the knowledge of Firstar, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Firstar. Firstar is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

     3.20 Charter Provisions; State Takeover Laws; Firstar Rights Agreement. (a) The provisions of Section 1131 of the WBCL are not applicable to this Agreement, the Firstar Option Agreement or the transactions contemplated hereby or thereby. The Board of Directors of Firstar has approved the transactions contemplated by this Agreement and the Firstar Option Agreement for purposes of Article V of the Firstar Articles and Section 1141 of the WBCL such that the provisions of such
Article V and such Section 1141 will not apply to this Agreement or Firstar Option Agreement or any of the transactions contemplated hereby or thereby.

     (b) Firstar has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Firstar Option Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the ability of any person to exercise any Firstar Shareholder Rights under the Firstar Rights Agreement or enable or require the Firstar Shareholder Rights to separate from the shares of Firstar Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Firstar Rights Plan) has occurred.

     3.21 Year 2000.  None of Firstar or any of the Firstar
Subsidiaries has received, or reasonably expects to receive, a "Year
2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's Supervision and Regulation Letter No.
SR 98-3(SUP), dated March 4, 1998). Firstar has made available to Mercantile a complete and accurate copy of Firstar's plan, including an estimate of the anticipated associated costs, for addressing the issues ("Year 2000 Issues") set forth in the interagency statements of the Federal Financial Institutions Examination Council addressed to the boards of directors and chief executive officers of all federally supervised financial institutions regarding Year 2000 safety and soundness for insured depository institutions. Between the date of this Agreement and the Effective Time, Firstar shall use reasonable best efforts to implement such plan. Firstar and its Subsidiaries has complied in all material respects with the "Interagency Guidelines Establishing Year
2000 Standards for Safety and Soundness" issued pursuant to section 39 of the Federal Deposit Insurance Act and effective October 15, 1998.

     3.22 Reorganization; Pooling of Interests. As of the date of this Agreement, Firstar has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                             ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES
                           OF MERCANTILE

     Except as disclosed in the Mercantile disclosure schedule delivered to Firstar concurrently herewith (the "Mercantile Disclosure Schedule") Mercantile hereby represents and warrants to Firstar as follows:

     4.1 Corporate Organization. (a) Mercantile is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Mercantile has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile. Mercantile is duly registered as a bank holding company under the BHC Act. True and complete copies of the Articles of Incorporation of Mercantile (the "Mercantile Articles") and By-Laws of Mercantile, as in effect as of the date of this Agreement, have previously been made available by Mercantile to Firstar.

     (b) Each Mercantile Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Mercantile, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     4.2 Capitalization. (a) The authorized capital stock of Mercantile consists of 400,000,000 shares of Mercantile Common Stock, of which, as of March 31, 1999, 157,868,547 shares were issued and outstanding, and 5,000,000 shares of preferred stock, no par value ("Mercantile Preferred Stock" and, together with the Mercantile Common Stock, the "Mercantile Capital Stock"), of which none is issued and outstanding as of the date hereof. As of March 31, 1999, 47,363 shares of Mercantile Common Stock were held in Mercantile's treasury. As of the date hereof, no shares of Mercantile Common Stock or Mercantile Preferred Stock were reserved for issuance, except for (i) the shares of Mercantile Common Stock issuable pursuant to the Mercantile Option Agreement, (ii) 11,074,528 shares reserved for issuance pursuant to employee and director stock plans of Mercantile in effect as of the date hereof (the "Mercantile Stock Plans"), (iii) 2,000,000 shares reserved for issuance pursuant to the Mercantile Shareholder Investment Plan (the "Mercantile DRIP") and (iv) 2,000,000 shares of Series B Junior Participating Preferred Stock reserved for issuance pursuant to the Mercantile Rights Agreement. All of the issued and outstanding shares of Mercantile Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the Mercantile Option Agreement, the Mercantile Stock Plans and as contemplated by the Mercantile Rights Agreement, Mercantile does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Mercantile Capital Stock or any other equity securities of Mercantile or any securities representing the right to purchase or otherwise receive any shares of Mercantile Capital Stock (collectively, "Mercantile Rights"). Since March 31, 1999, Mercantile has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b) and pursuant to (A) the exercise of employee stock options granted prior to such date, (B) the Mercantile DRIP and (C) pursuant to the Mercantile Option Agreement. Mercantile shall terminate or suspend the Mercantile DRIP prior to the next record date to be declared following the date hereof with respect to the quarterly dividend payable on shares of Mercantile Common Stock (currently anticipated to be on or about June 10, 1999) such that no shares of Mercantile Capital Stock shall thereafter be issued or become issuable pursuant thereto (the date of such termination or suspension, the "DRIP Suspension Date"). Mercantile has previously provided Firstar with a list of the option holders, the date of each option to purchase Mercantile Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable Mercantile Stock Plan.

     (b) Mercantile owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Mercantile Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Mercantile

Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the Mercantile Disclosure Schedule sets forth a list of the material investments of Mercantile in Non-Subsidiary Affiliates.

     4.3 Authority; No Violation. (a) Mercantile has full corporate power and authority to execute and deliver this Agreement and each of the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Mercantile. The Board of Directors of Mercantile has directed that this Agreement and the transactions contemplated hereby be submitted to Mercantile's shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Mercantile Common Stock entitled to vote thereon, no other corporate proceedings on the part of Mercantile are necessary to approve this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Option Agreements have been duly and validly executed and delivered by Mercantile and (assuming due authorization, execution and delivery by Firstar) constitute valid and binding obligations of Mercantile, enforceable against Mercantile in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b) Neither the execution and delivery of this Agreement or the Option Agreements by Mercantile, nor the consummation by Mercantile of the transactions contemplated hereby or thereby, nor compliance by Mercantile with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Mercantile Articles or By-Laws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mercantile, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Mercantile, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on Mercantile.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Wisconsin Articles with the Wisconsin Department pursuant to the WBCL, (v) the filing of the Missouri Articles with the Missouri Secretary pursuant to the MBCL, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Firstar Capital Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Mercantile of this Agreement and the Option Agreements and (B) the consummation by Mercantile of the transactions contemplated hereby or thereby.

     4.5 Reports. Mercantile and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Mercantile. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Mercantile and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Mercantile, investigation into the business or operations of Mercantile or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Mercantile or any of its Subsidiaries that, in the reasonable judgment of Mercantile, will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

     4.6 Financial Statements. Mercantile has previously made available to Firstar copies of the consolidated balance sheets of Mercantile and its Subsidiaries as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Mercantile's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act (the "Mercantile 10-K"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Mercantile. The December 31, 1998 consolidated balance sheet of Mercantile (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Mercantile and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Mercantile and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Mercantile and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 Broker's Fees. Except for Donaldson, Lufkin & Jenrette and Morgan Stanley & Co. Incorporated, none of Mercantile nor any Mercantile Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

     4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Mercantile Reports filed prior to the date hereof, since December 31, 1998, no event or events have occurred that has had, individually or in the aggregate, a Material Adverse Effect on Mercantile.

     (b) Except as publicly disclosed in Mercantile Reports filed prior to the date hereof, since December 31, 1998, Mercantile and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

     (c) Since December 31, 1998, neither Mercantile nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1998, or
(B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, that in the aggregate exceed 5% of Mercantile's 1998 salary and employee benefit expenses (other than customary year-end bonuses for fiscal 1998 and, if applicable, 1999) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

     4.9 Legal Proceedings. (a) Neither Mercantile nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Mercantile's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Mercantile or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Mercantile Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Mercantile, any of its Subsidiaries or the assets of Mercantile or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile or the Surviving Corporation.

     4.10 Taxes and Tax Returns. (a) Each of Mercantile and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. The federal and material state income tax returns of Mercantile and its Subsidiaries have been examined by the IRS or the relevant state taxing authorities, as the case may be, through 1994 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination has been reserved against in accordance with GAAP. To the best of Mercantile's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Mercantile or any of its Subsidiaries for which Mercantile has not established reserves in accordance with GAAP. In addition, (A) proper and accurate amounts have been withheld by Mercantile and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile, (B) federal, state and local returns that are accurate and complete in all material respects have been filed by Mercantile and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or provision therefor has been included by Mercantile in its consolidated financial statements in accordance with GAAP, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on Mercantile and (D) there are no Tax liens upon any property or assets of Mercantile or its Subsidiaries except liens for current Taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. Neither Mercantile nor any of its Subsidiaries has been required to in-clude in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Mercantile or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case, that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. Except as set forth in the financial statements described in Section 4.6 (including the related notes, where applicable), neither Mercantile nor any of its Subsidiaries has entered into a transaction that is being accounted for as an installment obligation under Section 453 of the Code, that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

     (b) No deduction has been disallowed under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Mercantile or any Subsidiary of Mercantile under any contract, plan, program, arrangement or understanding.

     4.11 Employee Benefit Plans. (a) The Mercantile Disclosure Schedule sets forth a true and complete list of each material employee benefit, employment or compensation plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Mercantile Benefit Plans") by Mercantile, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Mercantile ERISA Affiliate"), all of which together with Mercantile would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

     (b) Mercantile has heretofore made available to Firstar true and complete copies of each of the Mercantile Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Mercantile Benefit Plan (if applicable) for the plan year ended December 31, 1998, and (ii) the most recent determination letter from the IRS (if applicable) for such Mercantile Benefit Plan.

     (c) (i) Each of the Mercantile Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Mercantile Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Mercantile, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Mercantile Benefit Plan, (iii) with respect to each Mercantile Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Mercantile Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Mercantile Benefit Plan's actuary with respect to such Mercantile Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Mercantile Benefit Plan allocable to such accrued benefits, (iv) no Mercantile Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Mercantile or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Mercantile or its Subsidiaries or

(D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Mercantile, its Subsidiaries or any Mercantile ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Mercantile, its Subsidiaries or any Mercantile ERISA Affiliate of incurring a material liability thereunder, (vi) no Mercantile Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Mercantile or its Subsidiaries as of the Effective Time with respect to each Mercantile Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Mercantile, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Mercantile, its Subsidiaries or any Mercantile Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Mercantile there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Mercantile Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

     (d) Neither the execution and delivery of this Agreement nor the shareholder approval or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event)
(i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Mercantile or any of its affiliates from Mercantile or any of its affiliates under any Mercantile Benefit Plan or otherwise, (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any Mercantile Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     4.12 SEC Reports. Mercantile has previously made available to Firstar an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Mercantile with the SEC pursuant to the Securities Act or the Exchange Act (the "Mercantile Reports") and prior to the date hereof and (b) communication mailed by Mercantile to its shareholders since January 1, 1997 and prior to the date hereof, and no such Mercantile Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Mercantile Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.13 Compliance with Applicable Law. (a) Mercantile and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful con-duct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Mercantile or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile.

     (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile, Mercantile and each Mercantile Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Mercantile, any Mercantile Subsidiary, or any director, officer or employee of Mercantile or of any Mercantile Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Mercantile, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     4.14 Certain Contracts. (a) Neither Mercantile nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Mercantile Reports, (iii) that materially restricts the conduct of any line of business by Mercantile or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage or (iv) with or to a labor union or guild (including any collective bargaining agreement). Mercantile has previously made available to Firstar true and correct copies of all employment and deferred compensation agreements that are in writing and to which Mercantile is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) and in
Section 4.11(a), whether or not set forth in the Mercantile Disclosure Schedule, is referred to herein as a "Mercantile Contract", and neither Mercantile nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that will have, individually or in the aggregate, a Material Adverse Effect on Mercantile.

     (b) (i) Each Mercantile Contract is valid and binding on Mercantile or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Mercantile and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Mercantile Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Mercantile, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Mercantile or any of its Subsidiaries under any such Mercantile

Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Mercantile.

     4.15 Agreements with Regulatory Agencies. Neither Mercantile nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Mercantile Disclosure Schedule, a "Mercantile Regulatory Agreement"), nor has Mercantile or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

     4.16 Interest Rate Risk Management Instruments. All Derivative Instruments to which Mercantile or any of its Subsidiaries is a party, whether entered into for the account of Mercantile or for the account of a customer of Mercantile or one of its Subsidiaries, were entered into in the ordinary course of business and, to Mercantile's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Mercantile or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Mercantile and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to Mercantile's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     4.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Mercantile included in the Mercantile December 31, 1998 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither Mercantile nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Mercantile.

     4.18 Insurance. Mercantile and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, that in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Mercantile and its Subsidiaries.

     4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on Mercantile of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against Mercantile, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. To the knowledge of Mercantile, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. Mercantile is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

     4.20 Charter Provisions; State Takeover Laws; Mercantile Rights Agreement. (a) The Board of Directors of Mercantile has approved the transactions contemplated by this Agreement and the Mercantile Option Agreement for purposes of Article 13, Section B of the Mercantile Articles and Sections 459.2 and 459.3 of the MBCL such that the provisions of Article 13, Section A of the Mercantile Articles or such sections of the MBCL will not apply to this Agreement or the Mercantile Option Agreement or any of the transactions contemplated hereby or thereby.

     (b) Mercantile has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Mercantile Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the ability of any person to exercise any Mercantile Shareholder Rights under the Mercantile Rights Agreement or enable or require the Mercantile Shareholder Rights to separate from the shares of Mercantile Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Mercantile Rights Plan) has occurred.

     4.21 Year 2000. None of Mercantile or any of the Mercantile Subsidiaries has received, or reasonably expects to receive, a Year 2000 Deficiency Notification Letter. Mercantile has made available to Firstar a complete and accurate copy of Mercantile's plan, including an estimate of the anticipated associated costs, for addressing Year 2000 Issues. Between the date of this Agreement and the Effective Time, Mercantile shall use reasonable best efforts to implement such plan and any revisions thereto that may be reasonably requested by Firstar. Mercantile and its Subsidiaries has complied in all material respects with the "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness" issued pursuant to section 39 of the Federal Deposit Insurance Act and effective October 15, 1998.

     4.22 Reorganization; Pooling of Interests. As of the date of this Agreement, Mercantile has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and, subject to Section 6.4, as a "pooling of interests" for accounting purposes.

                         ARTICLE V

         COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Firstar Disclosure Schedule and the Mercantile Disclosure Schedule) or the Option Agreements, each of Mercantile and Firstar shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that would adversely affect or delay the ability of either Mercantile or Firstar to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby.

     5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Mercantile Disclosure Schedule or the Firstar Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements or as otherwise indicated in this Section 5.2, neither Mercantile nor Firstar shall, and neither Mercantile nor Firstar shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

          (a) In the case of Mercantile, other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 5.2(a) "short-term" shall mean maturities of six months or less) and indebtedness of Mercantile or any of its Subsidiaries to Mercantile or any of its wholly-owned Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

     (b)  (i)   in the case of Mercantile, adjust, split, combine or
          reclassify any capital stock;

          (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of Firstar, for regular quarterly cash dividends at a rate not in excess of $0.30 per share of Firstar Common Stock, (B) in the case of Mercantile, for regular quarterly cash dividends on Mercantile Common Stock at a rate not in excess of $0.34 per share of Mercantile Common Stock and (C) dividends paid by any of the Subsidiaries of each of Mercantile and Firstar to Mercantile or Firstar or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any Subsidiaries (whether or not wholly owned) of each of Mercantile and Firstar);

          (iii) in the case of Mercantile, grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Mercantile Rights
          Agreement as in effect as of the date hereof;

          (iv) in the case of Mercantile, issue any additional shares of capital stock except pursuant to (A) the exercise of stock options outstanding as of the date hereof, (B) the Mercantile Option Agreement (C) the Mercantile Rights Agreement or (D) the Mercantile DRIP in the ordinary course of business prior to the DRIP Suspension Date; or

     (c) in the case of Mercantile, sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

     (d) in the case of Mercantile, except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other individual, corporation or other entity other than a Subsidiary thereof;

     (e) in the case of Mercantile, except for transactions in the ordinary course of business, terminate, or waive any material provision of, any Mercantile Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

     (f) in the case of Mercantile, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement (or any individual agreements evidencing grants or awards thereunder) or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

     (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger or consolidation of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and it has discontinued any such negotiations or discussions initiated prior to the date hereof and shall promptly notify the other party hereto of all of the relevant details relating to all inquiries and proposals that it may receive from and after the date hereof through and excluding the Effective Time relating to any of such matters);

     (h) in the case of Mercantile, settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

     (i) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing contained herein
                    --------  -------
shall limit the ability of Mercantile or Firstar to exercise its rights under the Firstar Option Agreement or the Mercantile Option Agreement, as the case may be;

     (j)  amend its certificate of incorporation or its bylaws;

     (k) in the case of Mercantile, other than in prior consultation with Firstar, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

     (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited to it by this Section 5.2.

                             ARTICLE VI

                        ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Mercantile and Firstar shall promptly prepare and file with the SEC the Joint Proxy Statement and Firstar shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Mercantile and Firstar shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Mercantile and Firstar shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Firstar shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Mercantile shall furnish all information concerning Mercantile and the holders of Mercantile Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and the Option Agreements, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Mercantile and Firstar shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Firstar or Mercantile, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Option Agreements and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Mercantile and Firstar shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Mercantile, Firstar or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Mercantile and Firstar shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for con-summation of the transactions contemplated by this Agreement or the Option Agreements that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Mercantile and Firstar, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Mercantile and Firstar shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Mercantile or Firstar, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Mercantile nor Firstar nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of Mercantile's or Firstar's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of Mercantile and Firstar shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of confidentiality agreements, dated April 21, 1999 and April 23, 1999, in each case between Mercantile and Firstar (together, the "Confidentiality Agreement").

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Shareholders' Approvals. Each of Mercantile and Firstar shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite shareholder approvals required in connection with this Agreement and the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Boards of Directors of each of Firstar and Mercantile shall use its reasonable best efforts to obtain from such shareholders the vote in favor of the approval of this Agreement required by the WBCL and, as applicable, the rules of the NYSE, in the case of Firstar, or by the MBCL, in the case of Mercantile, to consummate the transactions contemplated hereby.

     6.4 Legal Conditions to Merger. Each of Mercantile and Firstar shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Firstar or Mercantile or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing and notwithstanding any other provision hereof to the contrary, Mercantile shall promptly take (or has taken prior to the date hereof) any and all action with respect to any Mercantile Benefit Plan (including any Mercantile Stock Plan) and any award agreement thereunder (including, if necessary, appropriately amending such Plan) to the extent such action is reasonably necessary in order for the Merger to qualify for "pooling of interests" accounting treatment.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Mercantile and Firstar shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act, in the case of Mercantile only, and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by Mercantile and Firstar to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Mercantile Common Stock or Firstar Common Stock held by such "affiliate" and, in the case of the "affiliates" of Mercantile, the shares of Firstar Common Stock to be received by such "affiliate" in the Merger.

     (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Exchange Listing. Firstar shall cause the shares of Firstar Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the Firstar Benefit Plans and Mercantile Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Firstar or Mercantile (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, Firstar and Mercantile shall cooperate in reviewing, evaluating and analyzing the Mercantile Benefit Plans and Firstar Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. From and after the Effective Time, Firstar will, or will cause the Surviving Corporation to, recognize the prior service with Mercantile or its subsidiaries of each employee of Mercantile or any of its subsidiaries as of the Effective Time (the "Mercantile Employees") in connection with all Firstar employee benefit plans in which such Mercantile Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Firstar will, or will cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Firstar to be waived with respect to the Mercantile Employees and their eligible dependents and (ii) give each Mercantile Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

     (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Mercantile Benefit Plans provided that such Mercantile Benefit Plans are maintained and administered after the date hereof not in violation of Section 5.2(f) of this Agreement.

     (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Mercantile Benefit Plans, Firstar Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     6.8  Indemnification; Directors' and Officers' Insurance.  (a)
In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Mercantile or any of its Subsidiaries, including any entity specified in the Mercantile Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Mercantile or any of its Subsidiaries or any entity specified in the Mercantile Disclosure Schedule or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Firstar shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertak-ing required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

     (b) Firstar shall use its reasonable best efforts to cause the individuals serving as officers and directors of Mercantile, its Subsidiaries or any entity specified in the Mercantile Disclosure
Schedule immediately prior to the Effective Time to be covered for a period of six years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by Mercantile (provided that Firstar may substitute therefor policies of at least
 --------
the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

     (c) In the event Firstar or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Firstar assume the obligations set forth in this Section 6.8.

     (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Firstar, on the one hand, and a Subsidiary of Mercantile, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Firstar.

     6.10 Advice of Changes. Mercantile and Firstar shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.11 Dividends. After the date of this Agreement, each of Mercantile and Firstar shall coordinate with the other the declaration of any dividends in respect of Mercantile Common Stock and Firstar Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Mercantile Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Mercantile Common Stock and any shares of Firstar Common Stock any such holder receives in exchange therefor in the Merger.

     6.12 Exemption from Liability Under Section 16(b). Assuming that Mercantile delivers to Firstar the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Firstar, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Mercantile Insiders of Firstar Common Stock in exchange for shares of Mercantile Common Stock, and of options to purchase shares of Firstar Common Stock upon conversion of options to purchase shares of Mercantile Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Mercantile Insiders, the number of shares of Mercantile Common Stock held by each such Mercantile Insider and expected to be exchanged for Firstar Common Stock in the Merger, and the number and description of the options to purchase shares of Mercantile Common Stock held by each such Mercantile Insider and expected to be converted into options to purchase shares of Firstar Common Stock in connection with the Merger. "Mercantile Insiders" shall mean those officers and directors of Mercantile who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

                              ARTICLE VII

                          CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the respective requisite affirmative votes of the holders of Firstar Common Stock and Mercantile Common Stock entitled to vote thereon.

          (b) NYSE Listing. The shares of Firstar Common Stock that shall be issued to the shareholders of Mercantile upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, materially restricts or makes illegal consummation of the Merger.

          (f) Federal Tax Opinion. The parties hereto shall each have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Mercantile and Firstar, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion that are consistent with the state of facts existing at the Effective Time:

               (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Mercantile and Firstar will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

               (ii) No gain or loss will be recognized by Mercantile or Firstar as a result of the Merger; and

               (iii) No gain or loss will be recognized by shareholders of Mercantile who exchange all of their Mercantile Common Stock solely for Firstar Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Firstar Common Stock).

          In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Mercantile, Firstar and others.

          (g) Pooling of Interests. Mercantile and Firstar shall each have received a letter from their respective independent accountants addressed to Firstar or Mercantile, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.2 Conditions to Obligations of Mercantile. The obligation of Mercantile to effect the Merger is also subject to the satisfaction, or waiver by Mercantile, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Firstar set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the

     Closing Date; provided, however, that for purposes of this
                   --------  -------
     paragraph, such representations and warranties (other than the representations set forth in Sections 3.2(a), 3.8(a) or 3.17) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or will have a Material Adverse Effect on Firstar or the Surviving Corporation. Mercantile shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and the Chief Financial Officer of Firstar to the foregoing effect.

          (b) Performance of Obligations of Firstar. Firstar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Mercantile shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and the Chief Financial Officer of Firstar to such effect.

     7.3 Conditions to Obligations of Firstar. The obligation of Firstar to effect the Merger is also subject to the satisfaction or waiver by Firstar at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties. The representations
     and warranties of Mercantile set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however,
                                                --------  -------
     that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Section 4.2(a), 4.8(a) or 4.17) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, has had or will have a Material Adverse Effect on Mercantile. Firstar shall have received a certificate signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to the foregoing effect.

          (b) Performance of Obligations of Mercantile. Mercantile shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Firstar shall have received a certificate signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to such effect.

                            ARTICLE VIII

                     TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Mercantile or Firstar:

          (a) by mutual consent of Mercantile and Firstar in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of Mercantile or the Board of Directors of Firstar if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) any shareholder approval required by Section 7.1(a) is not obtained at shareholder meetings duly convened pursuant to Section 6.3 or at any postponement or adjournment thereof;

          (c) by either the Board of Directors of Mercantile or the Board of Directors of Firstar if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

          (d) by either the Board of Directors of Mercantile or the Board of Directors of Firstar (provided that the terminating
                                    --------
     party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Firstar, in the case of a termination by Mercantile, or Mercantile, in the case of a termination by Firstar, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and that is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Mercantile or Firstar as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Mercantile, Firstar, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Mercantile nor Firstar shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3  Amendment.  Subject to compliance with applicable law and
Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Mercantile and Firstar; provided,
                                                           --------
however, that after any approval of the transactions contemplated by
-------
this Agreement by the respective shareholders of Mercantile or Firstar, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Mercantile Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the
                  --------  -------
transactions contemplated by this Agreement by the respective shareholders of Mercantile or Firstar, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Mercantile Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                             ARTICLE IX

                         GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

     9.2  Nonsurvival of Representations, Warranties and Agreements.
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Confidentiality Agreement, which shall terminate in accordance with the terms thereof) shall survive the Effective

Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that
                                          --------  -------
the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Mercantile and Firstar.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Mercantile, to:

               Mercantile Bancorporation Inc.
               P.O. Box 524
               St. Louis, Missouri  63166-0524
               Attention: Jon W. Bilstrom
                          General Counsel and Secretary
               Telecopier: (314) 418-1386

     and

          (b)  if to Firstar, to:

               Firstar Corporation
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin  53202
               Attention: Jennie P. Carlson
                          Senior Vice President, General Counsel and
                          Secretary
               Telecopier:

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Firstar, Mercantile or any of their respective Subsidiaries or affiliates to take or fail to take any action, including, without limitation, the disclosure or non-disclosure by either party of any information to its shareholders, that would (or its failure to take would) reasonably be expected to violate any applicable statue, law, legal duty, rule or regulation.

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

     9.9 Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither Mercantile or Firstar shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Firstar, in the case of a proposed announcement or statement by Mercantile, or Mercantile, in the case of a proposed announcement or statement by Firstar, which consent shall not be unreasonably withheld.

     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.11 Certain Agreements of the Surviving Corporation. Pursuant to Section 458 of the MBCL, and effective at the Effective Time, the Surviving Corporation agrees that (i) it will promptly pay to the holders of Dissenting Shares the amount, if any, to which they shall be entitled under the provisions of the MBCL with respect to the rights of dissenting shareholders, and (ii) it may be served with process in Missouri, and hereby irrevocably appoints the Missouri Secretary as its agent to accept service of process, in any proceeding based upon any cause of action against Mercantile arising in Missouri prior to the issuance of the Missouri Articles by the Missouri Secretary, and in any proceeding for the enforcement of rights of a holder of Dissenting Shares as such against the Surviving Corporation.

     IN WITNESS WHEREOF, Mercantile and Firstar have caused this
Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                            FIRSTAR CORPORATION



                            By:  /s/  JERRY A. GRUNDHOFER
                               ---------------------------------------
                            Jerry A. Grundhofer
                            President and Chief
                              Executive Officer



                            MERCANTILE BANCORPORATION INC.



                            By:  /s/  THOMAS H. JACOBSEN
                               ---------------------------------------
                            Thomas H. Jacobsen
                            Chairman of the Board, President and Chief
                              Executive Officer







                      [Agreement and Plan of Merger]